Exhibit 99.1

CVR PARTNERS REPORTS SECOND QUARTER 2013 RESULTS

•                  Record UAN production of 225,000 tons

•                  2013 second quarter cash distribution of 58.3 cents

•                  2013 full year distribution outlook of $1.80 to $2.00 per common unit

SUGAR LAND, Texas (Aug. 1, 2013) — CVR Partners, LP (NYSE: UAN), a manufacturer of ammonia and urea ammonium nitrate (UAN) solution fertilizer products, today announced second quarter 2013 net income of $35.4 million, or 48 cents per fully diluted common unit, on net sales of $88.8 million, compared to net income of $35.1 million, or 48 cents per fully diluted common unit, on net sales of $81.4 million for the 2012 second quarter. Adjusted EBITDA, a non-GAAP measure, was $44.1 million for the second quarter of 2013 and the second quarter of 2012.

For the first six months of 2013, net income was $71.0 million, or 97 cents per fully diluted common unit, on net sales of $170.2 million, compared to $65.3 million of net income, or 89 cents per fully diluted common unit, on net sales of $159.7 million for the comparable period a year earlier. Adjusted EBITDA for the first six months of 2013 was $87.9 million compared to adjusted EBITDA of $82.1 million for the first six months of 2012.

“We are pleased with our solid financial results for the second quarter of 2013,” said Byron Kelley, president and chief executive officer. “We benefited from the first full quarter of operations from our expanded UAN plant, which produced a record 225,200 tons of UAN. Additionally, an increase in sales prices for ammonia and UAN, as well as the net impact of our hydrogen sales to the adjacent refinery, positively impacted our year-over-year quarterly comparisons.

“Although we saw an increase in our net sales, our second quarter results were partially offset by two externally-driven occurrences that shut down the ammonia synthesis loop and the UAN plant for a total of nine days in late May and early June and damaged the catalyst used in the production of ammonia,” Kelley said. “These events led to lower on-stream rates and reduced ammonia production compared to the 2012 second quarter.”

Operations

For the second quarter 2013, average realized plant gate prices for ammonia and UAN were $688 per ton and $331 per ton, respectively, compared to $568 per ton and $329 per ton, respectively, for the same period in 2012.

CVR Partners produced 91,300 tons of ammonia during the second quarter of 2013, of which 2,200 net tons were available for sale while the rest was upgraded to a record 225,200 tons of UAN. Additionally, as a result of lower ammonia production rates during the quarter, the company purchased approximately 4,000 tons of ammonia from third parties, which was subsequently converted into UAN. In the 2012 second quarter, the plant produced 108,900 tons of ammonia with 34,900 net tons available for sale with the remainder upgraded to 180,000 tons of UAN.

On-stream factors during the 2013 second quarter were 91.6 percent for the gasifier, 89.1 percent for the ammonia synthesis loop, and 86.5 percent for the UAN conversion facility. Excluding the nine days of unscheduled downtime during the 2013 second quarter, on-stream rates would have been 99.6 percent for the gasifier, 99.1 percent for the ammonia synthesis loop, and 97.1 percent for the UAN plant.

Distributions

On July 26, 2013, CVR Partners announced a second quarter 2013 distribution of 58.3 cents per common unit. The distribution as set by the board of CVR GP, LLC, the general partner of CVR Partners, will be paid on Aug. 14, 2013, to unitholders of record on Aug. 7, 2013.

CVR Partners’ second quarter cash distribution brings the cumulative cash distributions paid or declared for the first six months of 2013 to $1.19 per common unit, compared to $1.12 per common unit paid for the first six months of 2012.

CVR Partners also updated its 2013 full year outlook to $1.80 to $2.00 per common unit in cash available for distribution to its unitholders.

The company’s revised outlook for 2013 is primarily associated with lower than expected sales prices for the company’s products in the second half of 2013. Contributing to the current market environment is the USDA’s forecast for corn acreage planted, harvested and yields for this year’s planting. This forecast has caused a reduction in forward corn prices and impacted the price dealers and distributors have been willing to pay U.S. nitrogen fertilizer producers for the 2013 fill season.

Also included in the company’s revised outlook is the impact of the unexpected plant downtime during the second quarter, as well as lower ammonia production rates from early June through the last week of July. CVR Partners elected to shut down the entire plant on July 27, 2013, to replace the damaged catalyst and regain full production capacity. Start-up for the ammonia plant is targeted for Aug. 2 and the UAN plant is expected to be back online on Aug. 3.

Business Outlook

“We continue to target a record cash distribution to our unitholders for 2013,” Kelley said. “In addition, it is important to recognize the long-term business fundamentals of the business remain firmly intact, which include continued world population growth, declining world farm land per capita, an increase in protein-based food products in diets in developing countries, and continued high use of corn for the production of ethanol in the U.S.

“We also have a number of initiatives underway that are designed to increase production, maximize the price we receive for our products, and expand our sales mix into higher margin products,” he said. “Combined with our strong balance sheet and substantial financial flexibility, we believe we are well positioned for continued long-term success.”

Second Quarter 2013 Earnings Conference Call Information

CVR Partners previously announced that it will host its second quarter 2013 Earnings Conference Call for analysts and investors on Thursday, Aug. 1, at 10 a.m. Eastern.

The Earnings Conference Call will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=94591. For investors or analysts who want to participate during the call, the dial-in number is (877) 407-8029.

For those unable to listen live, the Webcast will be archived and available for 14 days at http://www.videonewswire.com/event.asp?id=94591. A repeat of the conference call can be accessed by dialing (877) 660-6853, conference ID 416497.

# # #

This news release contains forward-looking statements. You can generally identify forward-looking statements by our use of forward-looking terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “seek,” “should,” or “will,” or the negative thereof or other variations thereon or comparable terminology. These forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. For a discussion of risk factors which may affect our results, please see the risk factors and other disclosures included in our most recent Annual Report on Form 10-K, and any subsequently filed quarterly reports on Form 10-Q.  These risks may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included in this press release are made only as of the date hereof. CVR Partners undertakes no duty to update its forward-looking statements.

About CVR Partners, LP

Headquartered in Sugar Land, Texas, with manufacturing facilities located in Coffeyville, Kan., CVR Partners, LP is a Delaware limited partnership focused primarily on the manufacture of nitrogen fertilizers. The CVR Partners nitrogen fertilizer manufacturing facility is the only operation in North America that uses a petroleum coke gasification process to produce nitrogen fertilizer and includes a 1,225 ton-per-day ammonia unit, a 3,000 ton-per-day urea ammonium nitrate unit, and a dual-train gasifier complex having a capacity of 84 million standard cubic feet per day of hydrogen.

For further information, please contact:

Investor Relations:

Wes Harris

281-207-3490

InvestorRelations@CVRPartners.com

Media Relations:

Angie Dasbach

913-982-0482

MediaRelations@CVRPartners.com

CVR Partners, LP

Financial and Operational Data (all information in this release is unaudited except as otherwise noted).

	Three Months Ended June 30,		Change from 2012
	2013	2012	Change	Percent
	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (1)	$88.8	$81.4	$7.4	9.1%
Cost of product sold — Affiliates	2.8	2.5	0.3	12.0
Cost of product sold — Third parties	12.8	8.2	4.6	56.1
Direct operating expenses — Affiliates	1.2	0.4	0.8	200.0
Direct operating expenses — Third parties	23.2	22.0	1.2	5.5
Selling, general and administrative expenses - Affiliates	4.1	5.2	(1.1)	(21.2)
Selling, general and administrative expenses - Third parties	1.4	1.8	(0.4)	(22.2)
Depreciation and amortization	6.2	5.2	1.0	19.2
Operating income	37.1	36.1	1.0	2.8
Interest expense and other financing costs	(1.7)	(1.0)	0.7	70.0
Interest income	—	0.1	(0.1)	(100.0)
Other income (expense), net	—	—	—	—
Income before income tax expense	35.4	35.2	0.2	0.6
Income tax expense	—	0.1	(0.1)	(100.0)
Net income	$35.4	$35.1	$0.3	0.9%

Net income per common unit — basic	$0.48	$0.48
Net income per common unit — diluted	$0.48	$0.48

Adjusted EBITDA*	$44.1	$44.1	$—	—%
Available cash for distribution*	$42.6	$43.8

Weighted average, number of common units outstanding (in thousands):
Basic	73,068	73,035
Diluted	73,230	73,194

	Six Months Ended June 30,		Change from 2012
	2013	2012	Change	Percent
	(in millions, except per unit data)
Consolidated Statement of Operations Data:
Net sales (1)	$170.2	$159.7	$10.5	6.6%
Cost of product sold — Affiliates	5.9	5.5	0.4	7.3
Cost of product sold — Third parties	20.3	17.8	2.5	14.0
Direct operating expenses — Affiliates	2.2	0.8	1.4	175.0
Direct operating expenses — Third parties	44.8	44.5	0.3	0.7
Selling, general and administrative expenses - Affiliates	8.3	9.0	(0.7)	(7.8)
Selling, general and administrative expenses - Third parties	2.8	4.0	(1.2)	(30.0)
Depreciation and amortization	12.0	10.6	1.4	13.2
Operating income	73.9	67.5	6.4	9.5
Interest expense and other financing costs	(2.9)	(2.2)	(0.7)	31.8
Interest income	—	0.1	(0.1)	(100.0)
Other income (expense), net	—	—	—	—
Income before income tax expense	71.0	65.4	5.6	8.6
Income tax expense	—	0.1	(0.1)	(100.0)
Net income	$71.0	$65.3	$5.7	8.7%

Net income per common unit — basic	$0.97	$0.89
Net income per common unit — diluted	$0.97	$0.89

Adjusted EBITDA*	$87.9	$82.1	$5.8	7.1%
Available cash for distribution*	$87.2	$82.0

Weighted average, number of common units outstanding (in thousands):
Basic	73,067	73,033
Diluted	73,232	73,195

(1)         Below are the components of Net sales:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Reconciliation to net sales (dollars in millions):
Sales net plant gate	$76.8	$75.1	$152.5	$142.9
Freight in revenue	8.0	6.3	13.7	11.1
Hydrogen revenue	4.0	—	4.0	5.7
Total net sales	$88.8	$81.4	$170.2	$159.7

* See “Use of Non-GAAP Financial Measures” below.

	As of June 30, 2013	As of December 31, 2012
		(audited)
	(in millions)
Balance Sheet Data:
Cash and cash equivalents	$111.9	$127.8
Working capital	123.1	116.6
Total assets	619.2	623.0
Total debt	125.0	125.0
Partners’ capital	461.1	446.2

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$17.1	$26.0	$74.6	$79.8
Investing activities	(13.7)	(16.9)	(31.8)	(39.2)
Financing activities	(44.8)	(38.3)	(58.8)	(81.2)
Net cash flow	$(41.4)	$(29.2)	$(16.0)	$(40.6)

Other Financial Data:
Capital expenditures	$13.8	$16.9	$31.9	$39.2

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Key Operating Statistics:

Production (thousand tons):
Ammonia (gross produced) (1)	91.3	108.9	202.7	198.2
Ammonia (net available for sale) (1)(2)	2.2	34.9	32.9	59.9
UAN	225.2	180.0	421.3	334.6

Petroleum coke consumed (thousand tons)	114.4	130.2	244.2	250.7
Petroleum coke (cost per ton)	$29	$31	$30	$36

Sales (thousand tons):
Ammonia	7.1	29.4	34.6	59.3
UAN	217.3	177.2	411.4	335.5

Product pricing plant gate (dollars per ton) (3):
Ammonia	$688	$568	$668	$591
UAN	$331	$329	$314	$322

On-stream factors (4):
Gasification	91.6%	99.2%	95.5%	96.2%
Ammonia	89.1%	98.0%	93.9%	94.7%
UAN	86.5%	96.7%	89.7%	90.1%

Market Indicators:
Ammonia — Southern Plains (dollars per ton)	$653	$585	$674	$585
UAN — Mid Corn Belt (dollars per ton)	$381	$417	$380	$380

(1)         Gross tons produced for ammonia represent total ammonia produced, including ammonia produced that was upgraded into UAN. As a result of the recently completed UAN expansion project, we expect to upgrade substantially all of the ammonia we produce into UAN. Net tons available for sale represent ammonia available for sale that was not upgraded into UAN.

(2)         In addition to the produced ammonia, the Partnership acquired approximately 4,000 tons of ammonia which was upgraded to UAN during the three and six months ended June 30, 2013.

(3)         Plant gate sales per ton represent net sales less freight and hydrogen revenue divided by product sales volume in tons in the reporting period, and is shown in order to provide a pricing measure that is comparable across the fertilizer industry.

(4)         On-stream factor is the total number of hours operated divided by the total number of hours in the reporting period and is included as a measure of operating efficiency. Excluding the impact of the unplanned Linde air separation unit outages and the unplanned downtime associated with weather issues, the on-stream factors for the three months ended June 30, 2013 would have been 99.6% for gasifier, 99.1% for ammonia and 97.1% for UAN.

Excluding the impact of the UAN expansion coming on-line, the unplanned Linde air separation unit outages and the unplanned downtime associated with weather issues, the on-stream factors for the six months ended June 30, 2013 would have been 99.6% for gasifier, 98.9% for ammonia and 97.7% for UAN.

Use of Non-GAAP Financial Measures

To supplement our actual results calculated in accordance with GAAP for the applicable periods, the Partnership also uses the non-GAAP measures discussed above, which are reconciled to our GAAP-based results below. These non-GAAP financial measures should not be considered as an alternative to GAAP results. The adjustments are provided to enhance an overall understanding of the Partnership’s financial performance for the applicable periods and are indicators management believes are relevant and useful for planning and forecasting future periods.

EBITDA is defined as net income before (i) net interest (income) expense; (ii) income tax expense; and (iii) depreciation and amortization expense, which are items management believes affect the comparability of operating results.

Adjusted EBITDA is defined as EBITDA further adjusted for the impact of share-based compensation, non-cash and, where applicable, major scheduled turnaround expense and loss on disposition of assets. We present Adjusted EBITDA because it is a key measure used in material covenants in our credit facility and because it is the starting point for our available cash for distribution. EBITDA and Adjusted EBITDA are not recognized terms under GAAP and should not be substituted for net income or cash flows from operations. Management believes that EBITDA and Adjusted EBITDA enable investors and analysts to better understand our ability to make distributions to our common unitholders and our compliance with the covenants contained in our credit facility. EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation, since each company may define these terms differently.

A reconciliation of Net Income to EBITDA and Adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
	(in millions)
Reconciliation of Net income to EBITDA and to Adjusted EBITDA:
Net income	$35.4	$35.1	$71.0	$65.3
Add:
Interest expense, net	1.7	0.9	2.9	2.1
Income tax expense	—	0.1	—	0.1
Depreciation and amortization	6.2	5.2	12.0	10.6
EBITDA	$43.3	$41.3	$85.9	$78.1
Add:
Share-based compensation, non-cash	0.8	2.8	2.0	4.0
Adjusted EBITDA	$44.1	$44.1	$87.9	$82.1

Available cash for distribution is not a recognized term under GAAP. Available cash should not be considered in isolation or as an alternative to net income or operating income, as a measure of operating performance. In addition, available cash for distribution is not presented as, and should not be considered an alternative to cash flows from operations or as a measure of liquidity. Available cash as reported by the Partnership may not be comparable to similarly titled measures of other entities; thereby limiting its usefulness as a comparative measure.

The Partnership announced a cash distribution of 58.3 cents per common unit for the second quarter of 2013. The distribution was based on the Partnership’s available cash, beginning with Adjusted EBITDA reduced for cash needed for (i) net interest expense (excluding capitalized interest) and debt service and other contractual obligations; (ii) maintenance capital expenditures and (iii) to the extent applicable, major scheduled turnaround expense incurred and reserves for future operating or capital needs that the board of directors of the general partner deems necessary or appropriate, if any. Available cash for distribution may be increased by previously established cash reserves, if any, at the discretion of the board of directors of our general partner. Actual distributions are set by the board of directors of our general partner. The board of directors of our general partner may modify our cash distribution policy at any time, and our partnership agreement does not require us to make distributions at all.

Three Months Ended June 30, 2013
(in millions, except per unit data)
Reconciliation of Adjusted EBITDA to Available cash for distribution
Adjusted EBITDA	$44.1

Adjustments:
Less:
Net cash interest expense (excluding capitalized interest) and debt service	(1.4)
Maintenance capital expenditures	(0.6)
Plus:
Other non-cash adjustments	0.5

Available cash for distribution	$42.6

Available cash for distribution, per unit	$0.583
Common units outstanding (in thousands)	73,075